Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Bank Holdings Corporation:

We consent to the incorporation by reference in the registration statement No. 333-177971 on Form S-1, No. 333-184054 and No. 333-222792 on Form S-3, and No. 333-204071 and No. 333-195785 on Form S-8 of National Bank Holdings Corporation and subsidiaries (the Company) of our reports dated February 27, 2018, with respect to the consolidated statements of financial condition of the Company as of December 31, 2017 and 2016,  and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of the Company.

Kansas City,  Missouri

February 27, 2018